Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-125001, 333-176835, 333-155081, 333-155085), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-125002, 333-125003, 333-125004  and 333-161118) of Telephone and Data Systems, Inc. of our report dated February 25, 2011, except Note 20, as to which the date is November 16, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 8-K dated November 16, 2011.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 16, 2011